Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE:	November 18, 2009
BANK OF GRANITE CORPORATION
RECEIVES NASDAQ NOTICE
GRANITE FALLS, NORTH CAROLINA—Bank of Granite Corporation (NASDAQ: GRAN) announced that on November 12, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, because the bid price for its stock has fallen below $1.00 per share, it no longer complies with the minimum bid price requirement for continued listing on The NASDAQ Global Select Market. Rule 5450(a)(1) of NASDAQ’s Listing Rules requires a minimum bid price of $1.00 per share. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of NASDAQ’s letter, the Company does not meet this requirement.
The notification does not result in the immediate delisting of the Company’s common shares from The NASDAQ Global Select Market. In accordance with NASDAQ Listing Rules, the Company has a 180 day grace period until May 11, 2010 to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days prior to May 11, 2010.
If the Company does not regain compliance by May 11, 2010, NASDAQ will provide written notification of the delisting of the Company’s shares. At that time, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Hearing Panel. Alternatively, the Company may be eligible for an additional grace period if it applies to transfer the listing of its common shares to The NASDAQ Capital Market and satisfies all criteria for initial listing on The NASDAQ Capital Market other than the minimum bid price requirement.
The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements, but no decisions about a response have been made at this time.
Bank of Granite Corporation’s common stock trades on The NASDAQ Global Select Market under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage. Bank of Granite operates twenty full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes.
Contact for this release:
Scott Anderson, Chief Executive Officer, 828.345.6866 or sanderson@bankofgranite.com
Jerry Felts, Chief Operating Officer and Chief Financial Officer, 828.322.5343 or jfelts@bankofgranite.com

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com